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                                                                    EXHIBIT 10.6

                      DISPOSITION AND DEVELOPMENT AGREEMENT

                                 by and between

                         LANCASTER REDEVELOPMENT AGENCY

                                    "AGENCY",

                                       and

                            REXHALL INDUSTRIES, INC.

                                   "DEVELOPER"

                                     IN THE

                                    AMARGOSA

                           REDEVELOPMENT PROJECT AREA

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                                TABLE OF CONTENTS

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I. SUBJECT OF AGREEMENT
              [Section 1.01] Purpose of Agreement ..............................     1
              [Section 1.02] The Redevelopment Plan ............................     1
              [Section 1.03] The Site ..........................................     1
              [Section 1.04] Parties to the Agreement ..........................     1
              [Section 1.05] Prohibition Against Change in Ownership,
                             Management and Control of Developer ...............     2

II. ACQUISITION AND DISPOSITION OF THE SITE
              [Section 2.01] Disposition of the Site ...........................     3
                          A.  Agency Site Acquisition ..........................     3
                          B.  Sale and Purchase ................................     3
                          C.  Payment of the Purchase Price ....................     3
              [Section 2.02] Escrow ............................................     4
                          A.  Escrow Agent .....................................     4
                          B.  Developer's Costs ................................     4
                          C.  Agency's Costs ...................................     4
                          D.  Escrow Agent's Authority .........................     5
              [Section 2.04] Form of Deed for the Conveyance ...................     6
              [Section 2.05] Condition of Title ................................     6
              [Section 2.06] Time for and Place of Delivery of Deed ............     6
              [Section 2.07] Recordation of Grant Deed and Right-of-Easements ..     7
              [Section 2.08] Title Insurance ...................................     7
              [Section 2.09] Taxes and Assessments .............................     7
              [Section 2.10] Condition of the Site .............................     7
              [Section 2.11] Preliminary Work ..................................     8
              [Section 2.12] Environmental Matters .............................     8
                          A.  Definitions ......................................     8
                          B.  Environmental Site Evaluation ....................     9
                          C.  Obligation of Developer to Remediate the Site ....    10
                          D.  Agency's Indemnification of Developer ............    10
                          E.  Developer's Indemnification of Agency ............    11
              [Section 2.13] Conditions Precedent to the Conveyance ............    11
              [Section 2.14] Employment Incentive Program ......................    12

III. DEVELOPMENT OF THE SITE
              [Section 3.02] Construction Drawings and Related Documents .......    17
              [Section 3.03] Agency Approval of Plans, Drawings, and Related
                             Documents .........................................    17
              [Section 3.04] Cost of Construction ..............................    18
              [Section 3.05] Construction Schedule .............................    18
              [Section 3.06] Bodily Injury and Property Damage Insurance .......    18
              [Section 3.07] City and Other Governmental Agency Permits ........    19
              [Section 3.08] Rights of Access ..................................    19
              [Section 3.09] Local, State and Federal Laws .....................    19
              [Section 3.10] Anti-discrimination During Construction ...........    20
              [Section 3.11] Taxes, Assessments, Encumbrances and Liens ........    20
              [Section 3.12] Prohibition Against Transfer of the Site, the
                             Buildings or Structures Thereon and Assignment
                             of Agreement ......................................    20
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              [Section 3.13] No Encumbrances Except Mortgages, Deeds of
                             Trust, Sale and Lease-Back for Development ........    20
              [Section 3.14] Holder Not Obligated to Construct
                             Improvements ......................................    21
              [Section 3.15] Notice of Default to Mortgagee or Deed of Trust
                             Holders ...........................................    21
              [Section 3.17] Right of the Agency to Cure Mortgage or Deed of
                             Trust Default .....................................    22
              [Section 3.18] Right of the Agency to Satisfy Other Liens on
                             the Site After Title Passes .......................    22
              [Section 3.19] Release of Construction Covenants .................    23

IV. USE OF THE SITE
              [Section 4.01] Uses ..............................................    24
              [Section 4.02] Effect and Duration of Covenants ..................    26
              [Section 4.03] Maintenance of the Site ...........................    26
              [Section 4.04] Rights of Access ..................................    26
              [Section 4.05] Effect of Violation of the Terms and Provisions
                             of this Agreement After Completion of
                             Construction ......................................    26
V. GENERAL PROVISIONS
              [Section 5.01] Notices, Demands and Communications Among the
                             Parties ...........................................    27
              [Section 5.02] Conflicts of Interest .............................    27
              [Section 5.03] Enforced Delay ....................................    27
              [Section 5.04] Non-liability of Officials and Employees of the
                             Agency ............................................    28
VII. DEFAULTS AND REMEDIES
              [Section 6.01] Defaults-General ..................................    28
              [Section 6.02] Institution of Legal Actions ......................    29
              [Section 6.03] Applicable Law ....................................    29
              [Section 6.04] Acceptance of Service of Process ..................    29
              [Section 6.05] Rights and Remedies Are Cumulative ................    29
              [Section 6.06] Inaction Not a Waiver of Default ..................    29
              [Section 6.07] Remedies and Rights Prior to Conveyance ...........    29
                          A.  Default by Agency ................................    30
                          B.  Default by Developer .............................    30
              [Section 6.08] Remedies of the Parties for Default After the
                             Conveyance ........................................    30
                          A.  Termination and Damages ..........................    30
                          B.  Action for Specific Performance ..................    30
                          C.  Reentry and Revesting of Title in the Agency
                              After Conveyance .................................    31
VIII. SPECIAL PROVISIONS
              [Section 7.01] Submission of Documents to the Agency for
                             Approval ..........................................    33
              [Section 7.02] Real Estate Commission ............................    33
              [Section 7.03] Successors In Interest ............................    33
              [Section 7.04] Amendments to this Agreement ......................    33
              [Section 7.05] Project Sign ......................................    33
              [Section 7.06] Ground Breakings and Grand Openings - Coordination
                             with Agency Staff .................................    34
              [Section 7.07] Developer Requested Amendments ....................    34
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              [Section 7.08] Administration.....................................    34
VIII. ENTIRE AGREEMENT, WAIVERS
              [Section 8. 01] Entire Agreement, Waivers.........................    35
IX. ACCEPTANCE OF AGREEMENT BY AGENCY, AND RECORDATION
              [Section 9. 01] Time for Acceptance of Agreement by the
                             Agency.............................................    35
              [Section 9.02] Recordation........................................    35
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                               ATTACHMENTS

ATTACHMENT NO. 1     SITE MAP
ATTACHMENT NO. 2     LEGAL DESCRIPTION
ATTACHMENT NO. 3     SCOPE OF DEVELOPMENT
ATTACHMENT NO. 4     SCHEDULE OF PERFORMANCE
ATTACHMENT NO. 5     AGENCY GRANT DEED
ATTACHMENT NO. 6     RELEASE OF CONSTRUCTION COVENANTS
ATTACHMENT NO. 7     MEMORANDUM OF AGREEMENT
ATTACHMENT NO. 8     SIGN PROGRAM
ATTACHMENT NO. 9     LRA EVENT INFORMATION FORM
ATTACHMENT NO. 10    EMPLOYMENT PROGRAM PROMISSORY NOTE
ATTACHMENT NO. 11    PURCHASE PRICE PROMISSORY NOTE
ATTACHMENT NO. 12    CERTIFICATE OF QUALIFYING EMPLOYEES

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                      DISPOSITION AND DEVELOPMENT AGREEMENT

         THIS DISPOSITION AND DEVELOPMENT AGREEMENT ("Agreement") is entered into by and between the LANCASTER REDEVELOPMENT AGENCY, a public body, corporate and politic, (the "Agency") and REXHALL INDUSTRIES, INC., a California Corporation (the "Developer"). The Agency and the Developer hereby agrees as follows:

                            I. SUBJECT OF AGREEMENT

         [Section 1.01] Purpose of Agreement. The purpose of this Agreement is to effectuate the Redevelopment Plan (as hereinafter defined) for the Amargosa Redevelopment Project (the "Project") by providing for the disposition and development of certain property situated within the Project Area (the "Project Area") for the expansion of the existing recreational vehicle manufacturing facility. That portion of the Project Area to be developed pursuant to this Agreement (the "Site") is depicted on the "Site Map" attached hereto as Attachment No. 1 and incorporated herein by reference. This Agreement is entered into for the purpose of developing the Site and not for speculation in land holding. Completing the development on the Site pursuant to this Agreement is in the vital and best interest of the City of Lancaster, California (the "City") and the health, safety, and welfare of its residents, and in accord with the public purposes and provisions of applicable state and local laws and requirements.

         [Section 1.02] The Redevelopment Plan. The Amargosa Redevelopment Project was approved and adopted on October 17, 1983 by Ordinance No. 321, and amended by Ordinance No. 672 adopted on December 5, 1994, and by Ordinance No. 727 adopted on March 27, 1997, of the City Council of the City of Lancaster; said ordinances and the Redevelopment Plan as so approved (the "Redevelopment Plan") are incorporated herein by reference.

         [Section 1.03] The Site. The Site is that portion of the Project Area designated on the Site Map (Attachment No. 1). The Site is approximately 13.98 acres in size. The Site is located within the Avenue H Industrial Park and is to be developed in accordance to the regulations and development standards outlined for HI (Heavy Industrial) zone of Lancaster's Zoning Ordinance. The legal description for the Site is attached hereto as Attachment No. 2 and is incorporated herein by this reference.

         [Section 1.04] Parties to the Agreement. The Agency is a public body, corporate and politic, exercising governmental functions and powers and organized and existing under the Community Redevelopment Law of the State of California. The principal office of the Agency is located at 44933 North Fern Avenue, Lancaster, California 93534.

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         "Agency", as used in this Agreement, includes the Lancaster
Redevelopment Agency, and any assignee of or successor to its rights, powers and responsibilities.

         The Developer is Rexhall Industries, Inc. a California Corporation. The principal office address of the Developer for the purposes of this Agreement is 46147 7th Street West, Lancaster, California 93534. The principal mailing address of Developer for the purposes of this Agreement is the same as identified above.

         [Section 1.05] Prohibition Against Change in Ownership, Management and Control of Developer. The qualifications and identity of the Developer are of particular concern to the Agency. It is because of those qualifications and identity that the Agency has entered into this Agreement with the Developer. No voluntary or involuntary successor in interest of the Developer shall acquire any rights or powers under this Agreement except as expressly set forth herein.

         The Developer shall not assign all or any part of this Agreement or any rights hereunder without the prior written approval of the Agency, which the Agency may reasonably withhold provided, however, that the Agency shall not unreasonably withhold its approval of an assignment if the assignment is to an entity which includes the Developer as a general partner or majority shareholder and (1) the assignee entity shall expressly assume respective obligations of the Developer pursuant to this Agreement in writing satisfactory to the Agency; (2) the original Developer shall remain fully responsible for the performance and liable for the obligations of the Developer pursuant to this Agreement; and (3) the assignee is financially capable of performing the duties and discharging the obligations it is assuming. The Developer shall promptly notify the Agency in writing of any and all changes whatsoever in the identity of the persons in control of the Developer and the degree thereof.

         All of the terms, covenants and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Developer and the permitted successors and assigns of the Developer. Whenever the term "Developer" is used herein, such term shall include any other permitted successors and assigns as herein provided.

         The restrictions of this Section 1.05 shall terminate and be of no further force and effect upon issuance by the Agency of a "Release of the Construction Covenants" for all improvements to be provided by the Developer pursuant to this Agreement as described in the Scope of Development (Attachment No. 3). Upon completion of the Developer Improvements, the Developer shall request in writing to the Agency the issuance of the Release of Construction Covenants pursuant to Section 3.19 of this Agreement. Within

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thirty (30) days of said written request, the Agency shall either issue the
Release of Construction Covenants, or provide a written statement identifying specific reasons for the Agency's refusal to issue the Release of Construction Covenants.

                   II. ACQUISITION AND DISPOSITION OF THE SITE

         [Section 2.01] Disposition of the Site.

         A.       Sale and Purchase.

         In accordance with and subject to all the terms, covenants and conditions of this Agreement, and specific escrow instructions as specified herein, the Agency agrees to sell the Site to the Developer and the Developer agrees to buy the Site from the Agency and pay therefore the amount of One Dollar and Fifty Cents ($1.50) per square foot, for a total of $913,453, herein referred to as the "Purchase Price".

         B.       Payment of the Purchase Price.

         The Developer shall execute with the Agency an Employment Program Promissory Note (Attachment No. 10) which will provide a credit toward a portion of the Purchase Price in the amount of $300,000, combined with a separate Promissory Note for the balance of the Purchase Price (Attachment No. 11) in the amount of $613,453. The above mentioned Promissory Notes combined equal the total value of Purchase Price of $913,453. The Developer shall execute and deposit said Notes with the Escrow Agency prior to the close of escrow, along with funds in the amount of One Dollar ($1.00) which entitles the Developer to water credits required for development of the Site in an amount not to exceed $70,501.

         The cash portion of the Purchase Price, including Buyer's escrow charges and other cash charges, if any, shall be deposited with the Escrow Holder, no later than the business day prior to the escrow closing date, provided Seller's documents have been deposited in escrow.

         Should the Agency fail to deliver the Site to the Developer consistent with this Agreement, then the Developer may request in writing to the Agency that this Agreement be terminated. In no event will the transfer of the Site occur later than thirty (30) days following completion of all the conditions precedent to the conveyance by the Developer and Agency, as specified in Section
2.13 of this Agreement.

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         [Section 2.02] Escrow.

         A. Escrow Agent. The Agency agrees to open an escrow ("Escrow") with Antelope Valley Escrow Company, or with another mutually agreeable escrow company (the "Escrow Agent") in Lancaster, by the time established therefor in the "Schedule Performance" attached hereto as Attachment No. 4 and incorporated herein by this reference. The escrow described in this Section 2.02 shall be referred to as "Escrow", and the conveyance as provided for in Section 2.03 and
2.04 shall be referred to as "Conveyance". This Agreement constitutes the joint basic escrow instructions of the Agency and the Developer for the Conveyance and a duplicate original of this Agreement shall be delivered the Escrow Agent upon the opening of Escrow. The Agency and Developer shall provide such additional escrow instructions as shall be necessary for and consistent with this Agreement. The Escrow Agent is hereby empowered to act under this Agreement, and the Escrow Agent, upon indicating within five (5) days after opening of Escrow its acceptance of the provisions of this section 2.02, in writing, delivered to the Agency and the Developer, shall carry out its duties as the Escrow Agent hereunder.

         B. Developer's Costs. Except as otherwise indicated, the Developer shall submit or pay in Escrow to the Escrow Agent all of the following items and costs after the Escrow Agent has notified the Developer of the amount of such fees, charges and costs, but not earlier than ten (10) days prior to the scheduled date for closing Escrow:

         1.       one half (1/2) of the escrow fee; and

         2. Fees for recording and filing all documents required in this Agreement other than the Grant Deed recording fees;

         3.       cost of drawing the deed, if any; and

         4. the costs of any extended coverage, American Land Title Association insurance coverage, if required, includes any land survey costs, or other title policy in excess of the premium for the standard coverage (CLTA) policy to be provided by Agency pursuant to Section 2.08.

         C. Agency's Costs. The Agency shall pay in escrow to Escrow Agent the following fees, charges and costs promptly after the Escrow Agent has notified the Agency of the amount of such fees, charges and costs, but not earlier than ten (10) days prior to the scheduled date for closing Escrow:

         1.       one half (1/2) of the escrow fee; and

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         2.       Ad valorem taxes, if any, upon the Site for any time prior to the Conveyance; and

         3.       costs of drawing the Grant Deed, if any; and

         4.       the cost of any documentary transfer taxes on the Grant Deed;
                  and

         5.       the cost of a premium for a California Land Title Association
                  (CLTA) Standard Policy of title insurance insuring the Site in the amount of estimated market value.

         D.       Escrow Agent's Authority. The Escrow Agent is authorized to:

         1. Pay, and charge the Agency and Developer, respectively, for any fees, charges and costs payable under this Section 2.02 of this Agreement. Before such payments or charges are made, the Escrow Agent shall notify the Agency and the Developer of the fees, charges and costs necessary to clear title and close Escrow.

         2. Disburse funds and deliver the Agency Grant Deed (Attachment No. 5) and other documents to the parties entitled thereto when the conditions of this Escrow have been fulfilled by the Agency and the Developer.

         3. Record any instruments delivered through this Escrow, if necessary or proper, to vest title of the Site in the Developer, all in accordance with the terms and provisions of this Agreement.

         All funds received in this Escrow shall be deposited by the Escrow Agent with other escrow funds of the Escrow Agent in an interest earning general escrow account or accounts with any state or national bank doing business in the State of California. Such funds may be transferred to any other general escrow account or accounts. All disbursements shall be made by check of the Escrow Agent. All adjustments are to be made on the basis of a thirty (30) day month.

         If this Escrow is not in condition to close on or before the time for conveyance established in Section 2.03 of this Agreement because of a failure of either party to perform any of the Conditions Precedent to the Conveyance or because either party has committed some other default which is not cured in time for the close of Escrow, the Escrow Agent shall cancel and not close Escrow, and return without demand all papers, documents and money deposited in Escrow to the party who deposited said papers, documents and money into Escrow. In the event Escrow is canceled pursuant to this paragraph, the rights of the parties shall be established by Section 6.07 of this Agreement.

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         Any amendment to these escrow instructions shall be in writing and signed by both the Agency and the Developer. At time of any amendment, the Escrow Agent shall agree to carry its duties as the Escrow Agent under such, amendment.

         All communications from the Escrow Agent to the Agency Developer shall be directed to the addresses and in the manner established in Section 5.01 of this Agreement for notices, and communications between the Agency and the Developer.

         The liability of the Escrow Agent under this Agreement limited to performance of the obligations imposed upon it under Sections 2.02 through 2.13, inclusive, of this Agreement.

         [Section 2.03] Conveyance of Title and Delivery of Possession. Subject to any extensions of time mutually agreed upon between Agency and the Developer, the Conveyance shall be completed prior to the date specified therefor in the Schedule of Performance attached hereto as Attachment No. 4 and incorporated herein by reference. Said Schedule of Performance is subject to revision from time to time as mutually agreed upon in writing between the Developer and the Agency. The Agency and the Developer agree to perform all acts necessary for conveyance title in sufficient time for title to be conveyed in accordance with the foregoing provisions.

         Developer shall only be entitled to limited access to the Site before the Conveyance as permitted in Section 2.11 of the Agreement.

         [Section 2.04] Form of Deed for the Conveyance. The Agency shall convey to the Developer title to the Site in the condition provided in Section 2.05 of this Agreement by grant deed in the form of the Agency Grant Deed in Attachment No. 5 (the "Agency Grant Deed").

         [Section 2.05] Condition of Title. The Agency shall convey to the Developer fee simple merchantable title to the Site free and of all recorded and unrecorded liens, encumbrances, assessment leases and taxes, except for the Redevelopment Plan; the Right Way Easements and other provisions contained in the Agency Grant Deed (Attachment No. 5); and such other encumbrances to which Developer may consent. The condition of title shall be compared with and not preclude development of the improvements currently existing on the Site or the Developer Improvements which are built pursuant to this Agreement (collectively, the "Improvements"). The parties shall act reasonably in evaluation of any encumbrances and shall act diligently and promptly to conform the condition of title to that required for the Developer to proceed with the development of the Developer Improvements.

         [Section 2.06] Time for and Place of Delivery of Deed. Subject to

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any mutually agreed upon extension of time, the Agency shall deposit the Agency
Grant Deed (Attachment No. 5) with the Escrow Agent at least ten (10) days before the date established for the date of the Conveyance pursuant to the Schedule of Performance (Attachment No. 4).

         [Section 2.07] Recordation of Grant Deed and Right-of-Easements. The Escrow Agent shall record the Agency Grant Deed in the land records of the Office of the County Recorder for Los Angeles County, and shall deliver to the Developer a title insurance policy insuring title in conformity with Section
2.08 of this Agreement.

         [Section 2.08] Title Insurance. Concurrently with recordation of the Agency Grant Deed (Attachment No. 5) conveying title to the Site with a mutually acceptable title company (the "Title Company"), which shall provide and deliver to Developer a title insurance policy (the "Title Policy") issued by the Title Company insuring that the title to the Site is vested in Developer in the condition required by Section 2.05 of this Agreement. The Title Company shall provide the Agency with a copy of the Title Policy and the Title Policy shall be for the estimated market value of the Site as established by the Agency (the "Title Insurance Amount") . The Agency shall pay for those costs incurred for or related to a CLTA standard policy of title insurance.

The Developer shall pay the costs of any extended coverage in excess of the premium for the standard coverage (CLTA) policy, including any land survey costs, American Land Title Association (ALTA) insurance coverage and for any endorsements required by the Title Company to deal with Mineral Rights and Surface Easements, if any.

         [Section 2.09] Taxes and Assessments. Ad valorem taxes, assessments and all other taxes, if any, on the Site, levied, assessed or imposed for any period prior to the Conveyance shall be borne by the Agency. Ad valorem taxes, assessments and all other taxes on the Site levied, assessed or imposed after the Conveyance, including such taxes or assessments imposed on the Site shall be borne by the Developer.

         [Section 2.10] Condition of the Site. The Developer, at its sole cost and expense, has the right to further investigate and determine, or cause to be investigated and determined, the soil and environmental conditions of the Site for the development to be constructed by Developer. As part of the investigation of the soil and environmental conditions pursuant to this Section 2.10, the Developer has the right to provide further analysis at its sole cost and expense as required by Section 2.12.

         If the environmental conditions of the Site are in all respects entirely suitable for the use or uses to which the Site will be put, Developer shall provide Agency a certificate (the

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"Certificate of Acceptance") certifying such suitability consistent with this
Section 2.10. Such Certificate of Acceptance shall in no way offset or limit the Agency's indemnification" the Developer except in cases where it is determined that the Developer or their agents, employees, contractors or invitees either introduced, deposited, or otherwise caused contamination occur on the Site as provided in this Section and in Section 2.12D.

         In addition to a general statement acknowledging the good condition of the Site's environmental condition, the Certificate of Acceptance shall include a statement that the soil condition of the Site is entirely suitable for the development of the Site construction of the Developer Improvements, and the use or uses which the Site will be put. If the soil conditions of the Site are not in all respects entirely suitable for the use or uses which the Site will be put, then it is the sole responsibility and obligation of Developer to take such actions as may be necessary to place the Site in a condition entirely suitable for the development of the Site, and the construction of the Developer Improvements.

         [Section 2.11] Preliminary Work. Prior to the Conveyance, the Developer or representatives of Developer shall have the right access to the Site at all reasonable times for the purpose of obtaining data and making surveys and tests necessary to carry this Agreement.

         Any preliminary work undertaken on the Site by Developer prior to the closing of Escrow shall be done only after written consent of the Agency, which consent shall not be unreasonably withheld or delayed, and at the sole cost and expense of Developer.

         The Developer shall save, protect, defend, indemnify and harmless the Agency and the City against any claims resulting all preliminary work, access or use of the Site undertaken pursuant to this Section 2.11. Copies of data, surveys and tests obtained or made by the Developer on the Site pursuant to this Section 2.11 shall be filed with the Agency within fifteen (15) days after receipt by the Developer. Any preliminary work by Developer shall be undertaken only after securing any necessary permits from the appropriate governmental agencies.

         [Section 2.12] Environmental Matters.

         A. Definitions. For the purposes of this Agreement, the following terms shall have the meanings herein specified:

         (1) The term "Hazardous Materials" shall mean (i) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any "hazardous substance

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as defined by the Carpenter-Presley-Tanner Hazardous - Substance Account Act
(California Health and Safety Code Sections 25300 et seq.) , as amended from time to time, and regulations promulgated thereunder; (iii) friable asbestos;
(iv) polychlorinated biphenyls; (v) petroleum, oil, gasoline (refined and unrefined) and their respective by-products and constituents; and (vi) any other substance, whether in the form of a solid, liquid, gas or any other form whatsoever, which by any "Governmental Requirements" (as defined in Subparagraph
(3) of Paragraph A of this Section 2.12) either requires special handling in its use, transportation, generation, collection, storage, handling, treatment or disposal, or is defined as "hazardous" or harmful to the environment.

         (2) The term "Hazardous Materials Contamination" shall mean the contamination (whether presently existing or hereafter occurring) of the improvements, facilities, soil, groundwater, air or other elements on, in or of the Site by Hazardous Materials, or the contamination of the buildings, facilities, soil, groundwater, air or other elements on, in or of any other property as a result of Hazardous Materials at any time (whether before or after the date of this Agreement) emanating from the Site.

         (3) The term "Governmental Requirements" shall mean all laws, ordinances, statutes, codes, rules, regulations, orders and decrees of the United States, the state, the county, the city, or any other political subdivision in which the Site is located, and of any other political subdivision, agency or instrumentality exercising jurisdiction over the Agency, the Developer, or the Site.

         3.       Environmental Site Evaluation.

                  (1) Developer's Right to Conduct Site Evaluation. Developer shall have the right to conduct an environmental site evaluation upon the Site at its sole expense and cost, if so desired. If the environmental condition of the Site is in all respects entirely suitable for the development of the Site, the construction of the Developer Improvements, and the use or uses to which, the Site will be put, Developer shall provide to the Agency the Certificate of Acceptance required by Section 2.10 of this Agreement.

                  (2) Right to Terminate. If there are environmental problems on the site or any portion thereof as determined by the Developer in their sole and absolute discretion, including, but not limited to, the existence of hazardous materials or hazardous materials contamination on all or part of the site, the Agency and/or Developer shall have the right to terminate this agreement at any time prior to the receipt by the Agency from the Developer of the Certificate of Acceptance required by section 2.10 of this Agreement, said termination to be effective immediately upon the date of a written notice of termination. Upon written notice, either party may terminate this Agreement because of environmental problems encountered after receipt by the Agency from the Developer of the Certificate of Acceptance required by Section 2.10 of this Agreement, and prior to the issuance of a Release of Construction Covenants.

         C. Obligation of Developer to Remediate the Site. Notwithstanding the obligation of Developer to indemnify Agency pursuant to Paragraph "E" of this Section 2.12 or any other obligations of the Developer pursuant to this Agreement, if there are environmental problems and the Agency and Developer elect not to terminate this Agreement', Developer shall, at its sole cost and expense, promptly take (i) all actions required by any federal, state or local governmental agency or political subdivision or any Governmental Requirements with respect to the entire Site, and (ii) all actions necessary to make full economic use of the Site for the purposes described in this Agreement, which actions, requirements or necessity arise from the presence upon, about or beneath the Site of any Hazardous Materials or Hazardous Materials Contamination regardless of when such Hazardous Materials or Hazardous Materials Contamination were introduced to the Site and regardless of who is responsible for introducing such Hazardous Materials or Hazardous Materials Contamination to the Site (the "Site Remediation"). The Site Remediation shall include, but not be limited to, investigation of the environmental condition of the Site, the preparation of any feasibility studies or reports and the performance of any cleanup, remedial, removal or restoration work required. If this Agreement is not terminated pursuant to Paragraph B of this Section 2.12, Developer shall take all actions necessary to promptly restore the Site to an environmentally sound condition for uses contemplated by this Agreement, notwithstanding any lesser standard of remediation allowable under applicable Governmental Requirements. Developer's obligations under this Paragraph C of this Section 2.12 shall be referred to as the "Site Remediation" and shall survive until such time as all of the Hazardous Materials and Hazardous Materials Contamination existing at the time of the Conveyance on, in or under the Site or any part thereof are completely removed from the Site and all Governmental Requirements are complied with for said Hazardous Materials and Hazardous Materials Contamination.

         D. Agency's Indemnification of Developer. Agency shall save, protect, defend, indemnify and hold harmless Developer from and against any and all liabilities, suits, actions, claims, demands, penalties, damages (including, without limitation, penalties, fines and monetary sanctions), losses, costs or expenses (including, without limitation, consultants' fees, investigation and laboratory fees, reasonable attorneys fees and remedial and response costs) which may now or in the future be incurred or suffered by Developer because of any actions actually taken by the Agency or expressly authorized by the Agency. In no event shall the Agency indemnify or otherwise be liable to Developer for
(i) any omissions or failures to act, (ii) any acts of third parties acting without the express authorization of the Agency, whether said acts occurred before, during or after Agency's ownership of the Site, except that the Agency shall indemnify and otherwise be liable to the Developer for Hazardous Materials or Hazardous Materials Contamination deposited, occurring or existing on or under the Site prior to the close of Escrow. Agency's obligations under this Section 2.12 shall survive after the close of Escrow, the completion of the Conveyance and the issuance of the Release of Construction Covenants.

         E. Developer's Indemnification of Agency. Except as provided in Paragraph D of this Section 2.12, Developer shall save, protect, defend, indemnify and hold harmless Agency from and against any and all liabilities, suits, actions, claims, demands, penalties, damages (including, without limitation, penalties, fines and monetary sanctions), losses, costs or expenses (including, without limitation, consultants' fees, investigation and laboratory fees, reasonable attorneys' fees and remedial and response costs) (the forgoing are hereinafter collectively referred to as "Liabilities") which may now or in the future be incurred or suffered by Agency by reason of, resulting from, in connection with or arising in any manner whatsoever as a direct or indirect result of (i) the Developer's ownership of all or any part of the Site, (ii) any act or omission on the part of the Developer or their agents, employees, contractors or invitees, (iii) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from the Site of any Hazardous Materials or Hazardous Materials Contamination only as a result of acts or actions of the Developer or their agents, employees, contractors or invitees,
(iv) the environmental condition of the Site, and (v) any Liabilities incurred under any Governmental Requirements relating to Hazardous Materials. Developer's obligations under this Section 2.12 shall survive after the close of Escrow, the completion of the Conveyance and the issuance of the Release of Construction Covenants, and shall be a covenant running with the land in perpetuity, binding on all successors and assigns of Developer's interest in either this Agreement or the Site.

         [Section 2.13] Conditions Precedent to the Conveyance. Prior to and as conditions to the close of Escrow and the Conveyance, the Developer or Agency, as indicated below, shall complete all of the following by the respective times established therefor in the Schedule of Performance (Attachment No. 4):

         1. the Developer shall not be in material default of this Agreement;

         2. the Developer shall have obtained any necessary land use approvals and entitlements from the City, including but not limited to a Site Plan Review approval through the Department of Community Development, building permits and/or grading permits through the City's Building and

                  Engineering Departments, and shall have performed all other necessary acts in accordance to the Schedule of Performance (Attachment No. 4) including but not limited to submission of all necessary documents, fees or any other materials, necessary to obtain building and grading permits for the Developer Improvements;

         3. the Developer shall have provided reasonable proof to the Agency that the Developer has obtained a binding loan commitment or that other funds are available for all of the Developer Improvements;

         4. the Developer shall have provided, for Agency review and approval, proof of insurance (certificates) conforming to
                  Section 3.06 of this Agreement;

         5. the Developer shall have completed its soils and environmental site evaluation of the Site and shall have provided Agency with a Certificate of Acceptance regarding suitability of soil, and the environmental condition of the Site as it relates to its suitability for construction of the Developer Improvements, all pursuant to Sections 2.10 and 2.12 of this Agreement;

         6.       the Developer shall have complied with all the requirements of
                  Section 2.12 of this Agreement, including, but not limited to, the completion of the Site Remediation, if any;

         7. the Developer shall have completed all necessary acts required herein for the close of Escrow and the execution of the Conveyance; and

         The foregoing items numbered 1 to 7 inclusive, together constitute the "Conditions Precedent to the Conveyance".

         [Section 2.14] Employment Incentive Program.

         Pursuant to the Redevelopment Plan, the Agency and City of Lancaster (the "City") have entered into an "incentive program" to enhance job creation and the economic development efforts of the City. To assist in providing new employment opportunities, the Agency is willing to offer incentives to businesses by investing a portion of the revenues typically received as a result of the development of a new project. In exchange, the business would agree to meet specific performance requirements in order to be eligible for the program. The Developer represents that the expansion of the recreational vehicle manufacturing facility will produce a minimum of 120 employees to as high as 600 employees which is likely to create additional job opportunities for the community upon the project's completion. Completing the development on the Site and the operation of this project pursuant to this Agreement is in the vital and best interest of the City and the health, safety, morals and welfare of its residents, and in accord with the public purposes and provisions of applicable state and local laws and requirements under which the Project has been undertaken.

         In consideration for the Developer's improvement of the Site, and the expansion of the recreational vehicle manufacturing facility, and subject to the execution of an Employment Program Promissory Note by the Developer substantially in the form of Attachments No. 10 and No. 11, the Agency agrees to offer the Developer 13.98 acres of land.

         The Developer has agreed to provide a total of 600 Annualized Full-Time Equivalent Employees (the "Qualifying Employees") within five (5) years of the completion of the expansion. For purposes of this Agreement, years one (1) through five (5) of the businesses' operation will be considered as the "Determination Period" .

         The number of persons constituting Qualifying Employees during any annual period shall equal the sum of (i) the number of "Full Time Employees" for such annual period plus (ii) the number of "Composite Full Time Employees" for such annual period, calculated in "accordance with the following:

                  (a) In order to qualify as a Full Time Employee of Developer for the applicable annual period, a person must be a salaried or hourly employee, or an individual who is a dedicated (i.e., performing substantially all services for Developer) independent contractor, who is employed at the Site not less than thirty-two (32) hours per week for not less than fifty-two (52) weeks (such fifty-two (52) week calculation to be inclusive of vacations, holidays, disability leaves required pursuant to state law, sick leave and similar benefits generally afforded employees generally deemed to be full time employees by prevailing community standards) during the corresponding annual period; to be countable, substantially all hours worked must be accomplished at the Site on matters for Developer, except that hours of a sales person or designated technical or engineering representatives whose duties include outside sales or work with other agencies or companies, will be includable so long as the sales person or designated technical or engineering representatives is based at the Site and has substantially all clerical and office support provided at the Site. An employee who is terminated during any annual period, and the employee who replaces such terminated employee in such position, shall be aggregated for purposes of the foregoing calculation. The Developer shall provide substantiation to the Executive Director (or his designee) as to replacement of terminated employees, and the Executive Director (or his designee) shall in good faith review whether the employees involved are countable for purpose of the foregoing calculation.

                  (b) For purposes of this Agreement, one Composite Full Time Employee shall be deemed to exist for each one thousand five hundred thirty six (1536) hours (thirty-two (32) hours per week times forty-eight
       (48) weeks, not inclusive of vacations, holidays, disability leaves, sick leaves, or similar benefits) of work performed by part-time employees (other than qualifying Full Time Employees), contract employees, independent contractors, or temporary personnel (collectively, "Part Time Employees") at the Site, subject to the following limitations: To be included in such calculation any such individual must perform at least nineteen (19) hours of work for no less than forty-eight weeks in the applicable Annual period; any Part Time Employee or independent contractor terminated during any annual period and any individual who replaces such terminated Part Time Employee or independent contractor in such position shall aggregated for purposes of the foregoing calculation.

                  Hours worked in one annual period shall be countable with respect to that annual period and cannot be carried forward or carried back to be applied as to a different annual period.

                  (c) The total number of Qualifying Employees shall be evidenced annually by the Developer's delivery to the Agency of the "Certificate of Employees" attached hereto as Attachment No. 12 on each of the first through the fifth anniversaries following the issuance of a Release of Construction Covenants subject to the terms of this Agreement, and at other times upon the written request of Agency.

                  (d) Qualifying Employees shall include only those employees which are paid (exclusive of benefits and overhead) no less than the following wages for their service to the Project, and may include other employees as long as such additional Employee's wages are not less than the lowest position on the following list:

Job Classification              Minimum Wage
------------------              ------------
1) Lamination                          $5.75
2) Doors                               $5.75
3) Welding                             $5.75
4) Floors                              $5.75
5) Walls-Foam                          $5.75
6) Cabinet Shop                        $5.75

Job Classification              Minimum Wage
------------------              ------------
7)  Cabinet Setting             $       5.75
8)  Electrical                  $       5.75
9)  Plumbing                    $       5.75
10) Pre-Final 1                 $       5.75
11) Upholstery                  $       5.75
12) Pre-Final 2                 $       5.75
13) Pre-Final 3                 $       5.75
14) Paint                       $       5.75
15) Mechanic                    $       5.75
16) Final Finish                $       5.75
17) Receiving                   $       5.75
18) Research & Development      $       5.75
19) Production Managers         $       5.75
20) On-Line Inspection          $       5.75
21) Utility                     $       5.75
22) Maintenance                 $       5.75
23) Janitor                     $       5.75
24) Fiberglass                  $       5.75
25) Service                     $       5.75
26) Service/Administration      $20,000/Year
27) Sales                       $30,000/Year
28) Sales/Clerical              $16,000/Year
29) Administration/Clerical     $20,000/Year
30) Administration/Officers     $50,000/Year

         In the event that the Developer sells the Site without the Agency's prior written consent prior to the end of the Determination Period or does not meet the minimum requirements for employment, the Agency is entitled to a refund if there is an overall shortfall during the Determination Period. Any refunds to the Agency will not exceed the market value of the land offset by the Agency, and will become payable at the end of the Determination Period, if applicable.

         In the event the Developer determines at any time prior to the end of the Determination Period that the Developer will be unable to meet the requirements of this Section, Developer may transfer the Site to the Agency pursuant to Section 6.08 (C).

         For purposes of calculating refunds, each full-time Qualifying Employee identified in a given year will represent one (1) Annualized Full-Time Equivalent Employment Unit (AFTEEU). The Developer is obligated to provide the cumulative total of the AFTEEUs for the Determination Period. Based on the information provided above, the total number of AFTEEUs for the Determination Period is 600 AFTEEUs, which is calculated as follows:

                    Qualifying
                     Employees       AFTEEU's
                     ---------       --------
End of Year 1           120            120
End of Year 2           120            120
End of Year 3           120            120
End of Year 4           120            120
End of Year 5           120            120
                        ---            ---
Cumulative Total        N/A            600

         However, the Developer may accelerate the number of Qualifying Employees beyond the specific number listed for each year to the point where the actual cumulative total of AFTEEUs meets or exceeds 600 AFTEEUs. As a benchmark, Developer is to be given credit for all full time Qualifying Employees above the figure set in the agreement between Developer and Agency dated February 14, 1994, and all addendums to that said agreement.

         1. At the conclusion of the Determination Period, the actual cumulative total of AFTEEUs are calculated by adding together the total number of full-time Qualifying Employees, or AFTEEUs, reported by the Developer on each of the Certificate of Employees (Attachment No. 12).

         2. If any time on or before the end of the Determination Period the actual cumulative total of AFTEEUs meets or exceeds 600 AFTEEUs, repayment of the full amount of the Promissory Note shall be forgiven and the Agency shall convey the Note to the Developer. Upon the Developer satisfying the provisions of the Employment Incentive Program of this Section 2.14, the Developer shall have no further obligation under this Agreement except that such party shall be bound by (I) any covenants contained in the Agency Grant Deed (Attachment No.
5), lease, mortgage, deed of trust, contract, other instrument or transfer, or other documents establishing covenants on the Site in accordance with the provisions of Section 4.01 of this Agreement, (ii) the provisions of Section
7.03 of this Agreement, which shall be applicable according to its terms, and
(iii) any terms, covenants or conditions in this Agreement that pursuant to the terms of this Agreement survive after the close of Escrow, the completion of the Conveyance, the issuance of the Release of Construction Covenants, and the conveyance of the Employment Program Promissory Note to the Developer.

         3. If the number of AFTEEUs is less than 600, then the Agency is due a refund. The refund shall be determined by first dividing $300,000, the value of the Employment Program Promissory Note (Attachment No. 10), by 600 (Cumulative Total AFTEEUs). The product of this division is then rounded to the nearest whole dollar and multiplied by the shortfall in AFTEEUs. The result of this calculation is the amount then due the Agency.

         4. If any amount is due under the Employment Program Promissory Note, it must be paid within thirty (30) days of demand as indicated in the Employment Program Promissory Note (Attachment No. 10). Upon the Developer satisfactorily meeting the minimum obligation of providing 600 AFTEEUs through the Employment Incentive Program, or upon full payment of any refund that may be due to the Agency at the end of the Determination Period, the Note will be re-conveyed or delivered to the Developer.

                          III. DEVELOPMENT OF THE SITE

         [Section 3.01] Scope of Development. The Site shall be developed as provided in the Scope of Development attached hereto as Attachment No. 3 and incorporated herein by reference. All Improvements to be completed by the Developer as indicated on the Scope of Development, are referred to in this Agreement as the "Developer Improvements".

         The development shall include any plans and specifications submitted to the City for approval, and shall incorporate or show compliance with all applicable California Environmental Quality Act mitigation measures.

         [Section 3.02] Construction Drawings and Related Documents. By the time set forth therefor in the Schedule of Performance (Attachment No. 4), the Developer shall prepare and submit to the City, construction drawings, and related documents for development of the Site for architectural review and approval.

         Agency staff shall review Developer's drawings and plans in conjunction with the City's review. Developer does not need to submit separate drawings and plans to the Agency.

         Developer shall make application to the City for all approvals necessary under the statutes, code, ordinances and resolutions of the City and any other statutes(s) or code(s) applicable to the Improvements which require approval, including, but not limited to, all approvals for permits, licenses, and certificates of occupancy.

         If any revisions or corrections shall be required by the City, or any other official, agency, department, division or bureau of the City having jurisdiction, the Developer and the Agency shall cooperate to accommodate such requirements.

         [Section 3.03] City Approval of Plans, Drawings, and Related Documents. Provided that the submissions by the Developer are made timely and are complete, the City shall approve or disapprove the plans, drawings and related documents referred to in Sections 3.02 of this Agreement within the times established in the Schedule of Performance (Attachment No. 4). Approval of said plans, drawings, and related documents shall not be unreasonably withheld. Any disapproval shall state in writing the reasons for disapproval. The Developer, upon receipt of a disapproval based upon powers reserved by the City and Agency hereunder, shall revise such portions and resubmit to the City as soon as possible after receipt of the notice of disapproval as provided in the Schedule of Performance (Attachment No. 4).

         If the Developer desires to make any substantial changes in the construction plans after their initial approval by the City, the Developer shall submit any proposed change(s) to the City and

Agency for its approval. If the construction plans, as modified by the proposed change(s), conform to the requirements of Section 3.02 of this Agreement and the Scope of Development (Attachment No. 3) the Agency shall approve the proposed change(s) and not the Developer in writing within 30 days after submission to the Agency unless rejected, in whole or in part, by written notice thereof by the Agency to the Developer, setting forth the reasons therefor, and such rejection shall be made within said 30-day period.

         [Section 3.04] Cost of Construction. The cost of constructing Developer Improvements on the Site shall be borne exclusively the Developer. Said Developer Improvements shall either be completed, or Developer shall have posted the necessary bonds security prior to the issuance of the Release of Construction Covenants.

         [Section 3.05] Construction Schedule. After the Conveyance, the Developer shall promptly begin and thereafter diligently prosecute to completion the construction of the Developer Improvements. Developer shall begin and complete all construction and development within the times specified in the Schedule of Performance (Attachment No. 4).

         [Section 3.06] Bodily Injury and Property Damage Insurance. The Developer shall save, protect, defend, assume all responsibility for, indemnify and hold the Agency, its officers and employees harmless from, all claims or suits for, and damages to, property and injuries to persons, including accidental death (including attorneys fees and costs), which may be caused by the Developer or their agent's, employee's, contractor's or invitee's respective activities under this Agreement, whether such activities or performance thereof be by the Developer or anyone directly or indirectly employed or contracted by the Developer and whether such damage shall accrue or be discovered before or after termination of this Agreement. The Developer shall take out and maintain during the life of this Agreement, a commercial general liability policy in the amount of One Million Dollars ($1,000,000) aggregate limit and One Million Dollars ($1,000,000) per occurrence limit policy, and shall protect the Developer, City Agency from claims for such damages.

         The Developer shall furnish a certificate of insurance countersigned by an authorized agent of the insurance carrier form of the insurance carrier setting forth the general provision of the insurance coverage verified by an endorsement to the policy of insurance as stated in the certificate. This countersigned certificate and policy endorsement shall name the City and the Agency and their respective offices, agents, and employees as additional insureds under the policy. The certificate by the insurance carrier and policy endorsement shall contain a state of obligation on the part of the carrier to notify City and the Agency of any material change, cancellation or termination of coverage at least thirty (30) days in advance of the effective date of any such material change, cancellation or termination. Coverage provided hereunder by the Developer shall be primary insurance and not contributing with any insurance maintained by the Agency or City, and the policy shall contain such an endorsement. The insurance policy shall contain a waiver of subrogation for the benefit of the City and the Agency. The required certificate and policy endorsement shall be furnished by the Developer at the time set forth for completion of all Conditions Precedent to the Conveyance in the Schedule of Performance (Attachment No. 4).

         The Developer shall also furnish or cause to be furnished to the Agency evidence satisfactory to the Agency that any contractor with whom it has contracted for the performance of work on the Site or otherwise pursuant to this Agreement carries workers compensation insurance as required by law. The obligations set forth in this Section shall remain in effect only until a Release of Construction Covenants has been furnished for the Developer Improvements as hereafter provided in Section 3.19 of this Agreement.

         [Section 3.07] City and Other Governmental Agency Permits. Before commencement of construction or development of any buildings, structures or other works of improvement upon the Site, the Developer shall secure or cause to be secured all permits which may be required by the City or any other governmental agency affected by such construction, development or work. It is understood that the Developer's obligation is to pay all necessary fees that become due prior to the issuance of the Release of Construction Covenants with the exception of up to $217,797 in Traffic Impact, Traffic Signalization and Drainage Impact Fees otherwise levied upon the new 200,000 square foot building. The Developer shall timely submit to the City final drawings with final corrections to obtain a building permit. The Agency shall assist the Developer where possible to expedite the processing of required permits. As part of the acquisition of the Site, Developer shall purchase for One Dollar ($1.00), water credits from the Agency valued at up to $70,501 to be submitted with the Purchase Price prior to the close of escrow.

         [Section 3.08] Rights of Access. For the purpose of assuring compliance with this Agreement, representatives of the Agency and the City shall have the right of access to the Site, without charges or fees, at any time during the period of construction for the purposes of this Agreement, including, but not limited to, the inspection of the work being performed in constructing the Developer Improvements, so long as they comply with all safety rules. Such representatives of the Agency or of the City shall be those who are so identified in writing by the Executive Director of the Agency. The Agency shall hold the Developer harmless from any bodily injury or related damages arising out of the activities of the Agency and the City as referred to in this Section 3.08.

         [Section 3.09] Local, State and Federal Laws. The Developer shall carry out the construction of the Developer Improvements in conformity with all applicable laws, including all applicable federal and state labor standards, provided, however, Developer and its contractors, successors, assigns, transferees, and lessees are not waiving their rights to contest any such laws, rules or standards.

         [Section 3.10] Anti-discrimination During Construction. The Developer, for itself and its successors and assigns, agrees in the construction of the Developer Improvements provided for in this Agreement, the Developer will not discriminate against an employee or applicant for employment because of race, color, creed, religion, age, sex, marital status, handicap, national origin or ancestry.

         [Section 3.11] Taxes, Assessments, Encumbrances and Liens. The Developer shall pay when due all ad valorem taxes, assessments and other taxes on the Site which are levied subsequent to the Conveyance. Prior to issuance of a Release of Construction Covenants pursuant to Section 3.19, the Developer shall not place or allow to be placed on the Site or any part thereof any mortgage, trust deed, encumbrance or lien other than as expressly allowed by this Agreement. The Developer shall remove or have removed any levy or attachment made on the Site or any part thereof, or assure the satisfaction thereof within a reasonable time but in any event prior to a sale thereunder. Nothing herein contained shall be deemed to prohibit the Developer from contesting the validity or amounts of any tax assessment, encumbrance or lien, nor to limit the remedies available to the Developer with respect thereto.

         [Section 3.12] Prohibition Against Transfer of the Site, the Buildings or Structures Thereon and Assignment of Agreement. Prior to the issuance by the Agency of a Release of Construction Covenants (pursuant to Section 3.19 of this Agreement) as to any building or structure, the Developer shall not, except as permitted by this Agreement, without prior written approval by Agency, make any total or partial sale, transfer, conveyance, assignment or lease of the whole or any part of the Site or of buildings or structures on the Site. This prohibition shall not be deemed to prevent the granting of temporary or permanent easements or permits to facilitate the development of the Site prohibit or restrict the leasing of any part or parts of a building or a parcel where the transfer of a parcel is to the proposed operator or end user of the parcel in order to allow construction of that portion of the Project for ground lease or sale by Developer, or to prohibit the leasing of existing improvements on the Site. Notice of any allowable transfer under this Section 3.12 shall be sent to the Agency's Executive Director.

         [Section. 3.13] No Encumbrances Except Mortgages, Deeds of Trust, Sale and Lease-Back for Development. Mortgages, deeds of trust and sales and leases back are to be permitted before completion of the construction of the Developer Improvements, but only for the purpose of securing loans of funds to be used for the construction of improvements on the Site, and any other purposes necessary and appropriate in connection with development under this Agreement. The Developer shall notify the Agency in advance of any mortgage, deed of trust or sale and lease-back financing, if the Developer proposes to enter into the same before completion of the construction of all of the improvements on the Site. The words "mortgage" and "trust deed" as used hereinafter shall include sale and lease-back. The Developer shall not enter into any such conveyance for financing without the prior written approval of the Agency's Executive Director, or a designated Agency representative, which approval Agency agrees to give if any such conveyance for financing is for the purpose of construction or take-our financing for the Project which is the subject of this Agreement and if it is given to a responsible financial or lending institution or other reasonably acceptable person or entity (the "Lender") . The approval from the Agency may be based on evidence, other than the financing documents, such as a letter from the Lender that certifies that the financing documents limit the use of the loan proceeds, including all costs of financing, to the purposes of constructing the Developer Improvements or portions thereof pursuant to the Scope of Development (Attachment No. 3) and for no other purpose.

         [Section 3.14] Holder Not Obligated to Construct Improvements. The holder of any mortgage or deed of trust authorized by this Agreement shall not be obligated by the provisions of this Agreement to construct or complete the Developer Improvements or to guarantee such construction or completion; nor shall any covenant or any other provision in the deed for the Site be construed so to obligate such holder. Nothing in this Agreement shall be deemed to construe, permit or authorize any such holder to devote the Site to any uses or to construct any improvements thereon, other than those uses or improvements provided for or authorized by this Agreement.

         [Section 3.15] Notice of Default to Mortgagee or Deed of Trust Holders; Right to Cure. With respect to any mortgage or deed of trust granted by Developer as provided herein, whenever the Agency shall deliver any notice or demand to Developer with respect to any breach or default by the Developer in connection to this Agreement, the Agency shall at the same time deliver to each holder of record of any mortgage or deed of trust authorized by this Agreement a copy of such notice or demand. Each such holder shall (insofar as the rights of the Agency are concerned) have the right, at its option, within sixty (60) days after the receipt of the notice, to cure or remedy or commence to cure or remedy any such default and to add the cost thereof to the mortgage debt and the lien of its mortgage. Nothing contained in this Agreement shall be deemed to permit or authorize such holder to undertake continue the construction or completion of the Developer Improvements (beyond the extent necessary to conserve or protect the Developer Improvements or construction already made) with first having expressly assumed the Developer's obligations, as applicable, to the Agency by written agreement satisfactory to the Agency. The holder, in that event, must agree to complete, in the manner provided in this Agreement, the improvements to which lien or title of such holder relates, and submit evidence satisfactory to the Agency that it has the qualifications and financial responsibility necessary to perform such obligation. Any such holder properly completing such improvement shall be entitled, upon compliance with the requirements of Section 3.19 of this Agreement, to a Release of Construction Covenants (as herein defined). In the event that the such holder wishes to transfer its foreclosed interest to another developer, the Agency shall have the right to reasonably approve the proposed transferee.

         [Section 3.16] Failure of Holder to Complete Improvements. In case where, sixty (60) days after default by the Developer in completion of construction of Developer Improvements under the Agreement, the holder of any mortgage or deed of trust creating a lien or encumbrance upon the Site or any part thereof has not exercised the option to construct, or if it has exercised the option and has not proceeded diligently with construction, the Agency may purchase the mortgage or deed of trust by payment the holder of the amount of the unpaid mortgage or deed of trust debt, including principal and interest and all other sums secured by the mortgage or deed of trust. If the ownership of the site or any part thereof has vested in the holder, the Agency, if it so desires, shall be entitled to a conveyance from the holder to Agency upon payment to the holder of an amount equal to the sum of the following:

         1. The unpaid mortgage or deed of trust debt at the time title became vested in the holder (less all appropriate credits, including those resulting from collection application of rentals and other income received during foreclosure proceedings);

         2.       All expenses with respect to foreclosure;

         3. The net expense, if any (exclusive of general overhead incurred by the holder as a direct result of the subsequent management of the Site or part thereof;

         4.       The costs of any improvements made by such holder;

         5. An amount equivalent to the interest that would have accrued on the aggregate of such amounts had all such amounts become part of the mortgage or deed of trust debt and such debt had continued in existence to the date of payment by the Agency.

         [Section 3.17] Right of the Agency to Cure Mortgage or Deed of Trust Default. In the event of a mortgage or deed of trust default or breach by the Developer prior to the completion of the construction of the Developer Improvements on the Site or any part thereof and the holder of any mortgage or deed of trust has not exercised its option to construct, the Agency may cure the default. In such event, the Agency shall be entitled to a lien upon the Site to the extent that such costs and disbursements are incurred by the Agency in curing such default. Any such lien shall be subject to the construction financing mortgages or deeds of trust.

         [Section 3.18] Right of the Agency to Satisfy Other Liens on the Site After Title Passes. After the Conveyance, but prior to the completion of Developer Improvements, and after the Developer has had written notice and has failed after a reasonable time, but in any event not less than thirty (30) days, to challenge, cure, adequately bond against, or satisfy any liens or encumbrances on its respective portions of the Site which are not otherwise permitted under this Agreement, the Agency shall have the right but no obligation to satisfy any such liens or encumbrances.

         [Section 3.19] Release of Construction Covenants. Promptly after completion of all construction and development required by this Agreement to be completed by the Developer upon the Site in conformity with this Agreement, the Agency shall furnish the Developer, upon written request, a Release of Construction Covenants substantially in the form of Attachment No. 6 hereto (the "Release of Construction Covenants"). The Agency shall not unreasonably withhold any such Release of Construction Covenants. The Release of Construction Covenants shall be a conclusive determination of satisfactory completion of the construction required by this Agreement upon the Site and the Release of Construction Covenants shall so state.

         After recordation of the Release of Construction Covenants, any party then owning or thereafter purchasing, leasing or otherwise acquiring any interest therein shall not (because of such ownership, purchase, lease or acquisition), incur any obligation or liability under this Agreement except that such party shall be bound by (i) any covenants contained in the Agency Grant Deed (Attachment No. 5), lease, mortgage, deed of trust, contract, other instrument or transfer, or other documents establishing covenants on the Site in accordance with the provisions of Section 4.01 of this Agreement, (ii) the provisions of Section 7.03 of this Agreement, which shall be applicable according to its terms, and (iii) any terms, covenants or conditions in this Agreement that pursuant to the terms of this Agreement survive after the close of Escrow, the completion of the Conveyance, or the issuance of the Release of Construction Covenants.

         A Release of Construction Covenants shall be in such form as to permit it to be recorded in the Recorder's Office of Los Angeles County.

         If the Agency refuses or fails to furnish a Release of Construction Covenants for the Site, or part thereof, after written request from the Developer, the Agency shall, within thirty (30) days of written request therefor, provide the Developer with a written statement of the reasons the Agency refused or failed to furnish a Release of Construction Covenants. The statement shall also contain Agency's opinion of the action of the Developer must take to obtain a Release of Construction Covenants. If the reason for such refusal is confined to the immediate availability of specific items of materials for landscaping, the Agency will issue its Release of Construction Covenants upon the posting of a bond by the Developer with the Agency in an amount representing a fair value of the work not completed. If the Developer submits its request for a Release Construction Covenants by certified mail to the Agency's Executive Director and the request refers to the 30-day time period for Agency to respond or the Release of Construction Covenants would be "deemed approved" then, in the event the Agency has failed provide such written statement, within said thirty (30) day period, the Release of Construction Covenants shall be deemed approved and issued pursuant to this Section (Section 3.19), and the restrictions regarding the change in ownership, management and control of the Developer shall terminate and be of no further force and effect pursuant to Section 1.05 of this Agreement.

         Such Release of Construction Covenants shall not constitute evidence of compliance with or satisfaction of any obligation the Developer to any holder of any mortgage, or any insurer of mortgage securing money loaned to finance the improvements, or part thereof. Such Release of Construction Covenants is not a notice of completion as referred to in the California Civil Code Section 3093.

                               IV. USE OF THE SITE

         [Section 4.01] Uses. The Developer covenants and agrees for itself, its successors, its assigns, and every successor in interest to the Site or any part thereof, that during construction and thereafter, the Developer, such successors and such assignees shall devote the Site to the uses specified in the Redevelopment Plan, the Agency Grant Deed (Attachment No. 5), and this Section
4.01 for the periods of time specified therein. The foregoing covenant shall remain in effect for the life of the Redevelopment Plan and shall run with the land; and

         The Developer covenants to carry out all of its undertaking pursuant to this Agreement, including, without limitation, the construction and operation of a recreational vehicle manufacturing facility, and to establish and maintain the business within the City of Lancaster.

         The Developer covenants by and for itself and any successors in interest that there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, disability, national origin or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the Site, nor shall the Developer itself or any person claiming under or through them establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, subleases or vendees of the Site. The foregoing covenants shall run with the land in perpetuity.

         The Developer shall refrain from restricting the rental, sale or lease of the Site on the basis of race, color, creed, religion, sex, marital status, disability, national origin or ancestry of any person. All such deeds, leases or contracts shall contain or be subject to substantially the following nondiscrimination or nonsegregation clauses:

         1. In deeds: "The grantee herein covenants by and for himself or herself, his or her heirs, executors, administrators and assigns, and all persons claiming under or through them, that there shall be no discrimination against or segregation of, any person or group of persons on account of race, color, creed, religion, sex, marital status, disability, national origin or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the land herein conveyed, nor shall the grantee himself or herself or any person claiming under or through him or her, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees in the land herein conveyed. The foregoing covenants shall run with the land in perpetuity."

         2. In leases: "The lessee herein covenants by and for himself or herself, his or her heirs, executors, administrators and assigns, and all persons claiming under or through him or her, and this lease is made and accepted upon and subject to the following conditions:

                           "There shall be no discrimination against or
                  segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, disability, ancestry or national origin in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the premises herein leased nor shall the lessee himself or herself, or any person claiming under or through him or her, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, subtenants or vendees in the premises herein leased. "

         3. In contracts: "There shall be no discrimination again or segregation of, any person, or group of persons or account of race, color, creed, religion, sex, marital status, disability, ancestry or national origin, in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the premises, nor shall the transferred himself or herself or any person claiming under or through him or her, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, subleases or vendees of the premises."

         [Section 4.02] Effect and Duration of Covenants. After issuance of a Release of Construction Covenants with regard to the Site, all of the terms, covenants, agreements or conditions set forth this Agreement shall cease and terminate excepting only the following provisions which shall survive as follows in accordance with their provisions.

         (a) Section 4.03 (Maintenance) shall remain in effect until such time that the termination date of the Redevelopment Plan, as amended from time to time.

         (b)      Section 2.12 (relating to Environmental Matters) and Section
                  4.01 (relating to Anti-discrimination) shall remain in effect in perpetuity.

         (c) Sections 2.01 and 4.01 (relating to Uses) shall be enforceable according to their terms.

         (d) Article VI (relating to Defaults and Remedies) shall remain in effect to the extent necessary to enforce other provisions of this Agreement.

         [Section 4.03] Maintenance of the Site. The Developer shall maintain all of the right-of-way Easements, Improvements, Developer Improvements, and the landscaping on the Site, without exception or limitation, and shall keep the Site free from any accumulation of debris or waste materials (the
"Maintenance").

         If, at any time, the Developer fails to perform any Maintenance, and said condition is not corrected after expiration of thirty (30) days from the date of written notice from the Agency, either the Agency or the City may perform the necessary Maintenance and Developer shall pay such costs as are reasonably incurred for such Maintenance.

         Issuance of a Release of Construction Covenants by the Agency shall not affect the Developer's obligations under this Section 4.03.

         [Section 4.04] Rights of Access. The Agency, for itself and for the City and other public agencies, at their sole risk and expense, reserves the right to enter the Site or any part thereof at all reasonable times for the purpose of construction, reconstruction, maintenance, repair or service of any public improvements or public facilities located on the Site. Any such entry shall be made only after reasonable notice to Developer, and Agency shall indemnify and hold Developer harmless from any costs, claims, damages or liabilities pertaining to any entry under this Section 4.04.

         [Section 4.05] Effect of Violation of the Terms and Provisions of this Agreement After Completion of Construction. The covenants established in this Agreement and the deeds shall, without regard to technical classification and designation, be binding for the benefit and in favor of the Agency, its successors and assigns, as to those covenants which are for its benefit.

         The Agency is deemed the beneficiary of the terms and provisions of this Agreement and of the covenants running with the land, for and in its own rights and for the purposes of protecting the interests of the community and other parties, public or private, in whose favor and for whose benefit this Agreement and the covenants running with the land have been provided. The Agreement and the covenants shall run in favor of the Agency, without regard to whether the Agency has been, remains or is an owner of any land or interest therein in the Site. The Agency shall have the right, if the Agreement or covenants are breached, to exercise all rights and remedies, and to maintain any actions or suits at law or in equity or other proper proceedings to enforce the curing of such breaches to which it or any other beneficiaries of this Agreement and covenants may be entitled.

                              V. GENERAL PROVISIONS

         [Section 5.01] Notices, Demands and Communications Among the Parties. Written notices, demands and communications among the parties shall be sufficiently given if delivered by hand (and a receipt therefor is obtained or is refused to be given) or dispatched by registered or certified mail, postage prepaid, return receipt requested, to the principal offices of the parties. Such written notices, demands and communications may be sent in the same manner to such other addresses as a party may from time to time designate by mail as provided in this Section 5.01. Any written notice, demand or communication shall be deemed received immediately if delivered by hand and shall be deemed received on the tenth day from the date it is postmarked if delivered by registered or certified mail.

         [Section 5.02] Conflicts of Interest. No member, official or employee of the Agency shall have any personal interest, direct or indirect, in this Agreement, nor shall any member, official or employee participate in any decision relating to the Agreement which affects his personal interests or the interests of any corporation, partnership or association in which he is directly or indirectly interested.

         The Developer warrants, to its own actions, that, it has not paid or given, and will not pay or give, any third party any money or other consideration for obtaining this Agreement.

         [Section 5.03] Enforced Delay; Extension of Times of Performance. In addition to specific provisions of this Agreement, performance by either party hereunder shall not be deemed to be in default, and all performance and other dates specified in this Agreement shall be extended, where delays or defaults are due to: war; insurrection; strikes; lockouts; riots; floods; earthquakes; fires; casualties; acts of God; acts of the public enemy; epidemics; quarantine restrictions; freight embargoes; lack of transportation; governmental restrictions or priority; litigation unusually severe weather; inability to secure necessary labor, materials or tools; delays of any contractor, subcontractor or supplier; acts or omissions of the other party; acts or failure to act of the City or any other public or governmental agency or entity (other than the acts or failures to act of the Agency which shall not excuse performance by the Agency); or any other causes beyond the control or without the fault of the party claiming an extension of time to perform. Notwithstanding anything to the contrary in this Agreement, an extension of time for any such cause shall be for the period of the forced delay and shall commence to run from the time of the commencement of the cause, notice by the party claiming such extension is sent to the other party within thirty (30) days of the commencement of the cause. Times of performance under this Agreement may also be extended writing by the mutual agreement of Agency and Developer.

         The Developer is not entitled pursuant to this Section 5.03 to an extension of time to perform because of past, present, or future difficulty in obtaining suitable temporary or permanent financing for the development of the Site.

         [Section 5.04] Non-liability of Officials and Employees of Agency. No member, official or employee of the Agency or the City shall be personally liable to the Developer, or any successor in interest, in the event of any default or breach by the Agency (or the City) or for any amount which may become due to the Developer or its respective successors, or on any obligations under terms of this Agreement.

         During periods of construction on the Site and until such time as the City has issued to the Developer the Release of Construction Covenants for the construction of improvements on the Site, the Developer agrees to, and shall, indemnify and hold the Agency and the City harmless from and against all liability, loss, damage, costs, or expenses (including attorney's fees and court costs) arising from or as a result of the death of any persons or any accident or injury, loss, or damage whatsoever caused to any person or to the property of any person which shall occur on or adjacent to the Site and which shall be directly or indirectly caused by any acts done thereon or any errors or omissions of the Developer and its agents, servants, employees, and contractors.

                            VI. DEFAULTS AND REMEDIES

         [Section 6.01] Defaults-General. Subject to the extensions of time set forth in Section 5.03, failure or delay by any party to perform any term or provision of this Agreement constitutes a default under this Agreement. The party who so fails or delays must immediately commence to cure, correct, or remedy such failure or delay, and shall complete such cure, correction or remedy with diligence.

         The injured party shall give written notice of default to the party in default, specifying the default complained of by the injured party. Except as required to protect against further damages and except for Sections 3.11 and
3.12 of this Agreement for which actions may be commenced immediately, the injured party may not institute proceedings against the party in default until thirty (30) days after giving such notice. Failure or delay in giving such notice shall not constitute a waiver of any default, nor shall it change the time of default.

         [Section 6.02] Institution of Legal Actions. In addition to any other rights or remedies and subject to the restrictions in Section 6.01, either party may institute legal action to cure, correct or remedy any default, to recover damages for any default, or to obtain any other remedy consistent with the purpose of this Agreement. Such legal actions must be instituted in the Superior Court of the County of Los Angeles, State of California, in an appropriate municipal court in that county, or in the Federal District Court in the Central District of California.

         [Section 6.03] Applicable Law. The laws of the State of California shall govern the interpretation and enforcement of this Agreement.

         [Section 6.04] Acceptance of Service of Process. In the event that any legal action is commenced by the Developer against the Agency, service of process on the Agency shall be made by personal service upon the Executive Director or in such other manner as may be provided by law.

         In the event that any legal action is commenced by the Agency against the Developer, service of process on the Developer shall be made by personal service upon the Developer or in such other manner as may be provided by law, and shall be valid whether made within or without the State of California.

         [Section 6.05] Rights and Remedies Are Cumulative. Except as otherwise expressly stated in this Agreement, the rights and remedies of the parties are cumulative, and the exercise by either party of one or more of such rights or remedies shall not preclude the exercise by it, at the same or different times, of any other rights or remedies for the same default or any other default by the other party.

         [Section 6.06] Inaction Not a Waiver of Default. Any failures delays by either party in asserting any of its rights and remedies as to any default shall not operate as a waiver of any default of any such rights or remedies, or deprive either such party of its right to institute and maintain any actions or proceedings which it may deem necessary to protect, assert or enforce any such rights or remedies.

         [Section 6.07] Remedies and Rights Prior to Conveyance.

                  A. Default by Agency. Prior to the Conveyance, if Agency fails to complete any of the Conditions Precedent to the Conveyance which it is required to complete or commits some other default of this Agreement which is not cured at the time for close of Escrow and the execution of the Conveyance pursuant to the Schedule of Performance (Attachment No. 4), the Developer shall have all rights afforded by law or in equity.

                  B. Default by Developer. Prior to the Conveyance, the Developer fails to complete any of the Conditions Precedent the Conveyance which it is required to complete or commits some other default of this Agreement which is not cured at the time for the close of Escrow and the execution of the Conveyance pursuant to the Schedule of Performance (Attachment No. 4), this Agreement and all rights and obligations thereunder, shall immediately terminate as of the date of a written notice sent by the Agency the Developer, and neither the Agency nor the Developer shall have any claim or remedy for damages or other relief against the other except that in no event shall Developer be relieved of its obligation to indemnify the Agency as provided in Paragraph E of Section
2.12 of this Agreement.

         [Section 6.08] Remedies of the Parties for Default After the
Conveyance.

                  A. Termination and Damages. After the Conveyance, if either the Developer or the Agency defaults with regard to any of the provisions of this Agreement, the non-defaulting party shall serve written notice of such default upon the defaulting party.

If the default is not cured by the defaulting party within thirty (30) days after service of the notice of default, the non-defaulting party may terminate this Agreement and the defaulting party shall be liable to the other party for any damages caused by such default. In addition to any other remedies afforded by this Agreement or by law or in equity, including but not limited to prosecuting a lawsuit for breach of contract as provided in this Agreement, the Agency may either (1) complete the Developer Improvements, or (2) retain any and all City-related application fees, permit and plan check fees, and development impact fees until the dispute between the parties is resolved. The prevailing party will be awarded reasonable costs and attorneys fees incurred in connection with enforcement of its rights under this Agreement.

                  B. Action for Specific Performance. After the Conveyance, if either the Developer or the Agency defaults with regard to any of the provisions of this Agreement, the non-defaulting party shall serve written notice of such default upon the defaulting party. If the default is not cured by the defaulting party within thirty (30) days after service of the notice of default, the non-defaulting party may at its option institute an action for specific performance of the terms of this Agreement. The Developer hereby stipulates that the Agency has a valid and enforceable right to sue for specific performance of this Agreement and waives all claims that the legal remedy is adequate. In addition to any other remedies afforded by this Agreement or by law or in equity, including but not limited to prosecuting a lawsuit for breach of contract as provided in this Agreement, the Agency may either (1) complete the Developer Improvements, or (2) retain any and all fees until the dispute between the parties is resolved. Under all circumstances, the Agency shall be entitled to the Costs actually incurred by the Agency.

                  C. Reentry and Revesting of Title in the Agency After Conveyance. The Agency has the additional right, at its option, to reenter and take possession of the Site, with all improvements thereon, and terminate and revest in the Agency the estate conveyed to the Developer, if after conveyance of title and prior to the end of the Determination Period as provided in Section
2.14 of this Agreement, the Developer (or its successors in interest) shall;

         1. Fail to start the construction of the Developer Improvements as required by this Agreement for a period of forty-five (45) days after written notice thereof from the Agency; or

         2. Abandon or substantially suspend construction of the Developer Improvements required by this Agreement for a period of forty-five (45) days after written notice thereof from the Agency; or

         3. Transfer or suffer any involuntary transfer of the or any part thereof in violation of this Agreement

         4. Notify the Agency of the Developer's determination the Developer desires to transfer the Site to the pursuant to
                  Section 2.14.

         Such right to reenter, terminate and revest shall be subject to and be limited by and shall not defeat, render invalid or limit;

                  (a) any mortgage or deed of trust permitted by the Agreement; or

                  (b) any rights or interests provided in this Agreement for the protection of the holders of such mortgages or deeds of trust.

         Upon the revesting in the Agency of title to the site as provided in this Section 6.08-C, the Agency shall, pursuant to its responsibilities under state law, use its best efforts to resell the Site as soon and in such manner as the Agency shall find feasible and consistent with the objectives of such law and Redevelopment Plan, as it may be amended, to a qualified and responsible party or parties (as determined by the Agency) who will assume the obligation of making or completing the Improvements, or such other improvements in their stead as shall be satisfactory to the Agency and in accordance with the uses specified for such Site or part thereof in the Redevelopment Plan. Upon such resale of the Site, the proceeds thereof shall be applied:

                  (a) First, to pay on all costs and expenses incurred by the Agency, including, but not limited to, any expenditures by the Agency or the City in connection with the recapture, management and resale of the Site or part thereof (but less any income derived by the Agency from the Site or thereof in connection with such management); all taxes, assessments, and water or sewer charges with respect to the Site or part thereof which the Developer has not paid (or, in the event the site is exempt from taxation or assessment of such charges during the period of ownership thereof by the Agency, an amount, if paid, equal to such taxes, assessments, or charges as would have been payable if the Site were not so exempt); any payments made or necessary to be made to discharge any encumbrances or liens existing on the site or part thereof at the time of revesting of title thereto in the Agency or to discharge or prevent from attaching or being made any subsequent encumbrances or liens due to obligations, defaults or acts of the Developer, its successors or transferees; any expenditures made or obligations incurred with respect to the making or completion of the improvements or any part thereof on the Site, or part thereof; and in the event additional proceeds are thereafter available, then

                  (b) Second, to reimburse the Developer, its successor or transferee, up to the amount equal to the sum of (i) the Purchase Price paid to the Agency by the Developer for the Site, (ii) the costs incurred for the development of the Site and for the improvements existing on the Site at the time of the re-entry and repossession, less (iii) any gains or proceeds withdrawn or made by the Developer as a result of the sale of any portion of the Site or the improvements thereon.

         Any balance remaining after such reimbursements shall be retained by the Agency as its property.

         The rights established in this Section 6.08 are not intended to be exclusive of any other right, power or remedy, but each and every such right, power, and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy authorized herein or now or hereafter existing at law or in equity. These rights are to be interpreted in light of the fact that the Agency will convey the Site to the Developer for development, and not for speculation in undeveloped land.

                            VIII.SPECIAL PROVISIONS

         [Section 7.01] Submission of Documents to the Agency for Approval. Whenever this Agreement requires the Developer to submit plans, drawings or other documents to the City for approval, said plans, drawings or other documents shall be accompanied by a letter of transmittal to the Agency stating that they are being submitted and will be deemed approved unless rejected by the City within the stated time. If there is no time specified herein for such City or Agency action, the Developer may submit a letter requiring Agency approval or rejection of documents within thirty (30) days after submission of said plans.

         [Section 7.02] Real Estate Commission. Both the Agency and the Developer represent to the other party that it has not engaged the services of any finder or broker and that it is not liable for any real estate commissions, broker's fees, or finder's fees which may accrue by means of the acquisition of the Site, and agrees to hold harmless the other party from such commissions or fees as are alleged to be due from the party making such representations.

         [Section 7.03] Successors In Interest. The terms, covenants, conditions and restrictions of this Agreement shall extend to and shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the Developer.

         Upon the termination of the restrictions imposed by Section 1.05 of this Agreement, which terminate upon the issuance by the Agency of a Release of Construction Covenants, all of the terms, covenants, conditions and restrictions of this Agreement which do not terminate upon the issuance by the Agency of the Release of Construction Covenants for the entire Site shall remain in effect pursuant to their terms.

         [Section 7.04] Amendments to this Agreement. Developer and Agency agree to mutually consider reasonable requests for amendments to this Agreement which may be made by lending institutions, or Agency's Counsel or financial consultants, provided said requests are consistent with this Agreement and would not substantially alter the basic business terms included herein.

         [Section 7.05] Project Sign. Developer agrees to construct, erect, and maintain upon the Site during construction, through the issuance of a Release of Construction Covenants, a Project sign which identifies the Project as an Agency assisted activity pursuant to the Sign Program which is attached hereto as Attachment No. 8 and incorporated herein by this reference.

         [Section 7.06] Ground Breakings and Grand Openings - Coordination with Agency Staff. To insure proper protocol and recognition of Agency Board/City Council members, the Developer shall cooperate with Agency/City staff in the organization of any project-related ground breakings, grand openings or any other such inaugural events/ceremonies sponsored by the Developer celebrating the development which is the subject of this Agreement. At least two weeks prior to any such event, the Developer shall provide Agency/City with the completed Event Information Form (Attachment No.9).

         [Section 7.07] Developer Requested Amendments. All amendments requested by Developer shall be prepared and processed at Developer's sole expense. Before Agency commences any work on such an amendment, Developer shall deposit with the Agency an amount equal to the Agency's estimate of expenses to be incurred in connection with such an amendment. Developer shall make additional deposits as requested from time to time by the Agency. In the event Developer fails to make any requested deposit, Agency shall cease work on such amendment until all deposits have been made.

         [Section 7.08] Administration. This Agreement shall be administered and executed by the Agency's Executive Director, or his designated representative, following approval of this Agreement by the Agency. The Agency shall maintain authority of this Agreement through the Executive Director (or his authorized representative). The Executive Director shall have the authority to issue interpretations, waive provisions and enter into amendments of this Agreement on behalf of the Agency so long as such actions do not substantially change the uses or development permitted on the Site, or add to the costs to the Agency as specified herein as agreed to by the Agency Board, and such amendments may include extensions in time specified in the Schedule of Performance. All other waivers or amendments shall require the written consent of the Agency Board.

                         VIII. ENTIRE AGREEMENT, WAIVERS

         [Section 8.01] Entire Agreement, Waivers. This Agreement is executed in three (3) duplicate originals, each of which is deemed to be an original. This Agreement includes pages 1 through 36 and Attachments 1 through 12, which constitute the entire understanding and agreement of the parties.

         This Agreement integrates all of the terms and conditions mentioned herein or incidental hereto, and supersedes all negotiations or previous agreements between the parties or their predecessors in interest with respect to all or any part of the subject matter hereof.

         All waivers of the provisions of this Agreement must be in writing signed by the appropriate authorities of the Agency and the Developer, and all amendments hereto must be in writing signed by the appropriate authorities of the Agency and the Developer.

         In any circumstance were under this Agreement either party is required to approve or disapprove any matter, approval shall not be unreasonably withheld.

              IX. ACCEPTANCE OF AGREEMENT BY AGENCY AND RECORDATION

         [Section 9.01] Time for Acceptance of Agreement by the Agency. This Agreement, when executed by the Developer and delivered to the Agency, must be authorized, executed and delivered by the Agency on or before thirty (30) days after signing and delivery of this Agreement by Developer or this Agreement shall be void, except to the extent that the Developer shall consent in writing to a further extension of time for the authorization, execution and delivery of this Agreement. The date of this Agreement shall be the date when it shall have been signed by the Agency.

         [Section 9.02] Recordation. The parties agree to permit the recordation of this Agreement or a Memorandum of Agreement, substantially in the form attached hereto as Attachment No. 7, against the Site in the Office of the Recorder for the County of Los Angeles, California.

         IN WITNESS WHEREOF, the Agency and the Developer have signed this Agreement on the respective dates set forth below.

                                          "DEVELOPER":

    11-16-98                              By: /s/ WILLIAM J. REX
-----------------                             ----------------------------------
Date of Signature                             WILLIAM J. REX, President
                                              Rexhall Industries, Inc.

                                          "AGENCY":
                                          LANCASTER REDEVELOPMENT AGENCY
                                          a public body corporate and politic.

    12/15/98                              By: /s/ JAMES C. GILLEY,
-----------------                             ----------------------------------
Date of Agreement                             JAMES C. GILLEY,
                                              Executive Director

ATTEST:

By: /s/ DONNA M. GRINDEY
    ----------------------------
    DONNA M. GRINDEY, CMC
    Agency Secretary

APPROVED AS TO FORM AND
LEGAL CONTENT:
STRADLING YOCCA CARLSON & RAUTH,
a professional corporation

By: /s/ [ILLEGIBLE]
    ----------------------------
    Agency Counsel

APPROVED AS TO PROGRAM:

By: /s/ [ILLEGIBLE]
    ----------------------------
    Redevelopment Director

                       EMPLOYMENT PROGRAM PROMISSORY NOTE

                              Lancaster, California

Note Amount:  $300,000                                         September 5, 2002

         1. FOR VALUE RECEIVED, in accordance with the terms and provision of the Disposition and Development Agreement the undersigned ("Maker") promises to pay to the order of the LANCASTER REDEVELOPMENT AGENCY ("Holder"), at 44933 North Fern Avenue, Lancaster, California 93534 or such other place as the Holder may from time to time designate in writing, the "Note Amount" (as herein defined), in lawful money of the United States of America, together with interest and other charges as set forth below, until fully paid.

         2. This Promissory Note is made and delivered pursuant to and in implementation of the Disposition and Development Agreement by and between the Holder and the Maker dated December 13, 1998 (the "DDA"), a copy of which is on file as a public record with the Holder and is incorporated herein by reference. The DDA provides for the disposition of the property, on behalf of the Marker, and for the repayment of monies by the Maker to the Holder in the event Maker fails to perform its obligations under the DDA Section 2.14 - Employment Incentive Program. The Promissory Note is made to assure performance of the Maker (the "Developer") pursuant to the DDA (Section 2.14), and to provide security for the Holder (the "Agency") as to execution of this Promissory Note, the Holder would not enter into the DDA. Unless definitions of terms are expressly set out at length herein, each term shall have the same definition as set forth in the DDA.

         3. The failure of the Maker to timely pay in full when due the "Note Amount" (as hereinafter defined) shall constitute a default of Maker under the terms of this Promissory Note. In the event the Maker fails to timely pay in full when due the Note Amount, any portion which is not timely paid in full shall accrue interest at the rate of 10 percent (10%) per annum.

         4. Pursuant to Section 2.14 of the DDA, the Maker shall pay to the Holder an amount equal to $300,000 (the "Note Amount"). The Note Amount shall either be paid in cash or in Annualized Full-Time Equivalent Employment Units pursuant to the DDA.

         5. The Note Amount, together with interest accrued thereon, if applicable, shall be paid within thirty (30) days of the termination by the Agency of the DDA pursuant of Article VI (Defaults and Remedies).

         6. Upon payment in full of the Note Amount, or forgiveness of the Promissory Note, the Holder shall return this Promissory Note to the Maker.

         7. The Maker shall pay reasonable attorneys' fees and costs and expenses incurred by the Holder hereof in connection with any default or in any action or other proceeding brought to enforce any of the provisions of this Promissory Note.

         8. Upon satisfactory compliance of all the terms and conditions of the Employment Incentive Program (Section 2.14) of the DDA with respect to the employment requirements, repayment of the full amount of this Promissory Note shall be forgiven.

         9. In the event that the Developer does not meet the minimum job requirements as stated in Section 2.14, the Agency is entitled to a refund of for each job there is a shortfall in the Developer's obligation for a given year. Any refunds to the Agency will not exceed the offset of the land by the Agency, and will become payable at the end of the five (5) year period.

                                        REXHALL INDUSTRIES INC., a


                                        By: /s/ William J. Rex
                                            ------------------------------
                                            WILLIAM J. REX, President